Exhibit 99.2

The new Article 2 Section 9 shall read as follows:

Section 9. Chairman of the Board. At the meeting hereinafter referred to for the election of officers, or at such other times as may be appropriate, the Board of Directors, in its discretion, may elect a Chairman of the Board of Directors. The Chairman, when present, shall preside at all meetings of the Board, and shall have such other powers and duties as the Board may prescribe. If the Chairman of the Board is an “independent director” as defined by the pertinent legal and/or regulatory standards applicable at the time, he or she shall serve as Chairman of the Governance and Nominating Committee.